Exhibit 14.1

BELPOINTE PREP, LLC

CODE OF BUSINESS CONDUCT AND ETHICS

I.	INTRODUCTION

The Board of Directors (the “Board”) of Belpointe PREP, LLC (the “Company,” “we,” “us” or “our”) has adopted this Code of Business Conduct and Ethics (this “Code”) to deter wrongdoing and promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in the public communications that we make and in the reports and documents that we file with, or submit to, the Securities and Exchange Commission (the “SEC”);
•	compliance with applicable regulatory and governmental rules and regulations;
•	prompt internal reporting of violations of the Code to an appropriate person or persons; and
•	accountability for adherence to the Code.

This Code applies to all employees (if any), officers and directors of the Company (“you” or “your”). You must acknowledge in writing that you have received a copy of this Code, have read it and understand that this Code governs our expectations regarding your conduct. You are required to report any suspected violations of this Code as described below in Section XII.

II.	STANDARDS OF CONDUCT

Pursuant to the Code:

•	You must engage in and promote honest and ethical conduct.
•	You must comply with the Code and all applicable governmental laws, rules and regulations of federal, state and local governments and other appropriate regulatory agencies.
•	You must pay strict attention to actual and potential conflicts of interests, and deal with them appropriately, in accordance with Section III of the Code.

If you have any questions about how this Code should be applied in a particular situation, you should promptly contact Belpointe PREP Manager, LLC (our “Manager”) or such other appropriate personnel designated by the Board. You must act with integrity and observe the highest ethical standards of business conduct in your dealings with our customers, suppliers, partners, service providers, competitors, employees and anyone else with whom you have contact in the course of performing services for the Company.

III.	CONFLICTS OF INTEREST; CORPORATE OPPORTUNITIES

A “conflict of interest” occurs when an individual’s private interest interferes in any way – or even appears to interfere – with the interests of the Company. A conflict situation can arise when an executive officer takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an executive officer or a member of his or her family receives improper personal benefits as a result of his or her position in the Company.

Loans to, or guarantees of obligations of, such persons are of special concern. It is unlawful for the Company, directly or indirectly, including through one or more of our operating companies (collectively the “Operating Companies”) or one or more of our Operating Companies’ subsidiaries, to extend or maintain credit, or arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any directors or executive officers (as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended) of the Company.

In general, our Amended and Restated Limited Liability Company Operating Agreement (our “Operating Agreement”) provides that whenever an actual or potential conflict of interest arises between Belpointe, LLC, (our “Sponsor”), our Manager, one or more of our directors or their respective affiliates, on the one hand, and the Company, one or more of our Operating Companies, one or more of our Operating Companies’ subsidiaries or one

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or more holders of units representing our limited liability company interests (each a “Member” and, collectively, the “Members”) (other than our Manager), on the other hand, such conflict of interest may be resolved by any resolution or course of action taken by the Board; provided that the resolution or course of action in respect of such conflict of interest is:

•	on terms no less favorable to us, our Operating Companies, one or more of our Operating Companies’ subsidiaries or one or more Members (other than our Manager) than those generally being provided to or available from unrelated third parties;
•	fair and reasonable to the Company, taking into account the totality of the relationships among the parties involved; or
•	approved or ratified by a vote of our disinterested directors; or
•	approved or ratified by a vote of the Members.

If you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests or the interests of the Company, our Operating Companies, one or more of our Operating Companies’ subsidiaries or one or more Members, you should consult with the Manager or the Board immediately.

IV.	CONFIDENTIALITY

You will have access to a variety of confidential information in connection with your service to the Company. Confidential information includes all nonpublic information that is proprietary to us, our Operating Companies, Manager, Sponsor, their respective affiliates or our other business partners that might be of use to competitors, or, if disclosed, harmful to us, our Operating Companies, Manager, Sponsor, their respective affiliates or our other business partners. You have a duty to use all reasonable efforts to safeguard nonpublic information in your possession, and you may not disclose nonpublic information, unless (i) required by law, or (ii) disclosure of the information is authorized by the Board or the Manager in accordance with Company policies. Your obligation to protect confidential information continues after your service with the Company ends. Unauthorized disclosure of confidential information could cause harm to the Company and could result in legal liability to you and the Company.

V.	FAIR DEALING

You should endeavor to deal fairly with our customers, suppliers and business partners or any other companies or individuals with whom we do business or come into contact with. You may not intentionally take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice. Misappropriating proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing improper disclosure of such information by past or present employees of other companies is prohibited.

VI.	GIFTS AND ENTERTAINMENT

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with clients and partners. In addition, the various branches and levels of government have different laws restricting gifts, including meals, entertainment, transportation and lodging, that may be provided to their officials and employees. The offer or acceptance of cash gifts or cash equivalents to or from a customer, supplier or any entity that does or seeks to do business with or on behalf of the Company is prohibited. No gift or entertainment should ever be offered or accepted by you or your family members unless it (i) is consistent with customary business practices, (ii) is not excessive in value, (iii) cannot be construed as a bribe or payoff, (iv) does not violate any laws or regulations and (v) does not violate any applicable Company policies regarding the offer and receipt of gifts.

VII.	PROTECTION AND PROPER USE OF ASSETS

You should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

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VIII.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

All executive officers are expected to be familiar and comply with applicable laws and regulations in conducting the business of the Company, including the relevant securities laws and regulations applicable to their activities. In some cases, this may involve the securities laws and regulations of multiple jurisdictions.

IX.	INSIDER TRADING

You are generally prohibited from trading in the units or other securities of the Company while in possession of material, non-public information about the Company. In addition, you are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell units or other securities of the Company on the basis of material, nonpublic information. If you obtain material non-public information about another company in the course of your service with the Company, you are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company.

The laws against insider trading are complex. Any questions about the materiality of information you may possess or about any dealings you have had or intend to engage in with respect to the Company’s securities should be promptly brought to the attention of the Manager or counsel for the Company. You should carefully review the Company’s policy on insider trading.

X.	ACCURATE AND TIMELY DISCLOSURE

In reports and documents that we file with or submit to the SEC and other regulators, and in other public communications that we make, those involved in the preparation of such reports, documents and communications (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) must make disclosures that are full, fair, accurate, timely and understandable. Where applicable, you must provide accurate financial and accounting data for inclusion in such disclosures. You must not knowingly falsify information, misrepresent material facts or omit material facts necessary to avoid misleading our independent public auditors or investors. You are never permitted to take any action to coerce, manipulate, mislead or fraudulently influence our independent auditors in the performance of their audit or review of our financial statements.

XI.	WAIVERS

Any waiver of this Code for directors or executive officers must be approved by the Board or a committee of the Board and disclosed in a Current Report on Form 8-K filed with the SEC within four business days following after the occurrence of the event.

XII.	REPORTING OF KNOWN OR SUSPECTED VIOLATIONS

If you become aware of any violations or suspected violations of applicable laws, rules, regulations or this Code, you must promptly report them. Reports may be made openly, confidentially or anonymously, to the audit committee of the Company’s Board (the “Audit Committee”), the Manager or other members of management designated by the Audit Committee or the Manager with respect to: (i) any questionable accounting, internal accounting controls or auditing matters; (ii) non-compliance with applicable legal and regulatory requirements or this Code; or (iii) retaliation against employees and other persons who make, in good faith, allegations of (a) questionable accounting, internal accounting controls or auditing matters or (b) non-compliance with applicable legal and regulatory requirements or this Code, in each case through any avenue available.

The reports should be factual rather than speculative or conclusory and should contain as much specific information as possible to allow for proper assessment. In addition, all reports should contain sufficient corroborating information to support the commencement of an investigation, including, for example, the names of individuals suspected of violations, the relevant facts of the violations, how you became aware of the violations, any steps you have previously taken, who may be harmed or affected by the violations and, to the extent possible, an estimate of the misreporting or losses to the Company as a result of the violations. No retaliatory action of any kind will be permitted against anyone making such a report in good faith, and the Audit Committee will strictly enforce this prohibition.

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XIII.	ACCOUNTABILITY FOR VIOLATIONS

If the Audit Committee or its designee determines that this Code has been violated, either directly, by failure to report a violation, or by withholding information related to a violation, the offender may be disciplined for non-compliance with penalties up to and including removal from office or dismissal. Such penalties may include written notices to the individual involved that a violation has been determined, a written letter of reprimand by the Audit Committee, disgorgement, demotion or re-assignment of the individual involved, suspension with or without pay or benefits and termination of employment. Violations of this Code may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending person and the Company. Executive officers are required to cooperate fully and in good faith in all internal investigations of misconduct.

Last updated: [April 19, 2021]